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                                                                     Exhibit 4.1






January 31, 1997

Tyler Corporation
3200 San Jacinto Tower
2121 San Jacinto Street
Dallas, Texas  75201

Re: Documentary and Standby Letter of Credit Line

Gentlemen:

NationsBank of Texas, N.A. ("NationsBank") is pleased to provide an uncommitted $4,000,000 Documentary and Standby Letter of Credit Line to Tyler Corporation ("Tyler") and such of its subsidiaries as may have made or may make application for a letter of credit hereunder (Tyler and each such subsidiary being herein call a "Borrower") upon the following terms and conditions:


Uncommitted Line:               An uncommitted $4,000,000 Documentary and
                                Standby Letter of Credit Line (the "Line") which shall be on an "as available" basis.
                                NationsBank shall have no obligation to issue any letter of credit under the Line.
                                NationsBank may, in its discretion, cause any letter of credit issued under the Line to be issued by any of its bank affiliates; provided, however, that if NationsBank undertakes to issue any such letter of credit through an affiliate that is not acceptable to the proposed beneficiary, NationsBank will use reasonable efforts to cause such letter of credit to be issued either by it or through an affiliate acceptable to such proposed beneficiary. The outstanding available amount of the letters of credit issued under the Line may not exceed $4,000,000. The letters of credit described on Exhibit A hereto which have been previously issued by NationsBank for the account of a Borrower (the "Existing Letters of Credit") shall be deemed to be letters of credit issued under the Line and shall remain outstanding to their stated expiration dates
                                (or, if earlier, the date on which they are fully drawn) notwithstanding the uncommitted nature of the Line. NationsBank shall have no obligation to renew or extend any Existing
                                Letter of Credit.


Minimum Amount
 of Letter of Credit:           $5,000.



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Terms of Letters                A Borrower may request a letter of credit under
of Credit:                      the Line not later than 2:00 p.m. two business
                                days before the business day such letter of credit is requested to be issued. The letter of credit commission (a) for each documentary letter of credit (including each documentary
                                Existing Letter of Credit from and after the date hereof) will be .25% per annum (minimum of $250) and (b) for each standby letter of credit
                                (including each standby Existing Letter of Credit from and after the date hereof) will be .50% per annum (minimum of $250). Letter of credit commissions shall be calculated on the basis of actual days elapsed over a 360 day year and shall be paid quarterly in advance.

Availability Period:            Letters of credit may be requested from the
                                date of acceptance of this letter by Tyler to the date either NationsBank or Tyler, in its sole discretion, terminates the Line in writing; provided that in no event may letters of credit be requested after the first anniversary of the date of this letter.

Letter of Credit                The terms of a Borrower's reimbursement
Agreement:                      obligations in respect of each letter of credit
                                shall be evidenced by an Application and Agreement for Commercial Letter of Credit or an Application and Agreement for Standby Letter of
                                Credit, as applicable, (a "L/C Agreement") in form and substance acceptable to NationsBank.
                                The terms of a Borrower's reimbursement
                                obligations in respect of each Existing Letter of Credit shall be evidenced by the Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit (each of which shall also be a L/C
                                Agreement) previously executed and delivered by such Borrower in connection therewith.

Collateral:                     The reimbursement obligations of a Borrower in
                                respect of each letter of credit, including the Existing Letters of Credit, shall be secured by cash collateral in an amount equal to the amount available to be drawn under such letter of credit pledged by Tyler and/or such Borrower to NationsBank in a manner and pursuant to documentation acceptable to NationsBank.

Conditions Precedent:           Concurrently with the execution of this letter
                                and prior to the issuance of any additional letter of credit under the Line, a Borrower must deliver to NationsBank the following:

                                A L/C Agreement
                                Appropriate Cash Collateral Documentation
                                Appropriate Corporate Resolutions
                                Appropriate Incumbency and Specimen Signature
                                 Certificates

Governing Law:                  Texas

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THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER DOCUMENTS AND INSTRUMENTS
EXECUTED AND DELIVERED PURSUANT HERETO, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

Very truly yours,

NATIONSBANK OF TEXAS, N.A.


By:  /s/Dan Killian
     Title:  Vice President



Accepted and Agreed To:

TYLER CORPORATION


By:  /s/Linda K. Hill
     Title:  Treasurer